Explanation of Responses:
(1)
Each share of the Issuer’s Series B, C, D and F Redeemable Convertible Preferred Stock is convertible on a 1:1 basis into one share of the Issuer’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”) and each share of the Issuer’s Series E Redeemable Convertible Preferred Stock is convertible  into approximately 1.087 shares of Class B Common Stock (the Issuer’s Series B, C, D, E and F Redeemable Convertible Preferred Stock, collectively, the "Preferred Stock").  It is expected that all outstanding shares of Preferred Stock will be converted into shares of Class B Common Stock in connection with the consummation of the Issuer’s initial public offering, as more fully described in Amendment No. 2 to the Issuer’s Form S-1 dated June 28, 2021, as filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 28, 2021 (the “Prospectus”). Each share of Class B Common Stock is entitled to 20 votes per share and following the completion of the initial public offering, each share of Class B Common Stock will be convertible at any time on a 1:1 basis into one share of the Issuer’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), with shares of Class A Common Stock entitled to one vote per share.  The Class B Common Stock will automatically convert into Class A Common Stock upon certain transfers and upon the earlier of (i) the date specified by a vote of the holders of 66 2/3% of the Class B Common Stock, (ii) the date that is seven years after the date of the Prospectus, (iii) the death, resignation or removal of the President and Chief Executive Officer of the Issuer, Tomer Weingarten, and (iv) the date on which the number of shares of Class B Common Stock held by Mr. Weingarten and his affiliated entities is less than 25% of the number of shares of Class B Common Stock held by them on the date of the Prospectus, in each case as more fully described in the Prospectus.

(2)
Third Point Ventures, LLC (“Third Point Ventures”) directly beneficially owns securities of the Issuer, as set forth herein.  Third Point Ventures is an affiliate of Third Point LLC ("Third Point"). Daniel S. Loeb is the Chief Executive Officer of Third Point (together with Mr. Loeb and Third Point Ventures, the "Third Point Parties"). By reason of the provisions of Rules 13d-3 and under the Securities Exchange Act of 1934, as amended, Third Point and Mr. Loeb may be deemed to be the beneficial owners of the securities beneficially owned by Third Point Ventures. Third Point and Mr. Loeb hereby disclaim beneficial ownership of all such securities, except to the extent of any indirect pecuniary interest therein.